                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
_______________________________________________________________________________
1.   Name and Address of Reporting Person*

SCP PRIVATE EQUITY PARTNERS, LP
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   (Last)                            (First)              (Middle)


435 Devon Park Drive, Bldg. 300
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                                    (Street)

Wayne                                  PA                   19087
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     12/06/99
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity, (Voluntary)

________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     AirNet Communications Corporation (ANCC)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)

________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable Line)

     [ ]  Form Filed by One Reporting Person

     [X]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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


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

*    If the form is filed by more than one Reporting Person, see Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)
(Form 3-07/99)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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
Series E Senior
Convertible
Preferred Stock          Immed.                     Common Stock           2,114,661        $.01506477        (1)
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Series F Senior
Convertible
Preferred Stock          Immed.                     Common Stock             817,772        $.01506477        (1)
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Series G Senior
Convertible
Preferred Stock          Immed.                     Common Stock             505,254        $.01506477        (1)
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Common Stock Warrant
(right to buy)           Immed.     6/10/09         Common Stock             204,443             $3.67        (1)
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
Explanation of Responses:

(1) The securities are owned directly by SCP Private Equity Partners, L.P. ("SCP"), a ten percent owner of the issuer, and indirectly by SCP Private Equity Management, L.P. ("SCP Management"), the General Partner of SCP; and Winston J. Churchill, Samuel A. Plum and Safeguard Capital Management, Inc., the General Partners of SCP Management (the "SCP Management General Partners"). SCP Management and the SCP Management General Partners disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.

SCP Private Equity Partners, LP
By: SCP Private Equity Management, L.P., its General Partner
By: Samuel A. Plum, General Partner


          /s/ Samuel A. Plum                                    12/6/99
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

Name:                    SCP Private Equity Management, L.P.

Address:                 435 Devon Park Drive, Bldg. 300
                         Wayne, PA 19087

Designated Filer:        SCP PRIVATE EQUITY PARTNERS, L.P.

Issuer and Ticker
Symbol:                  AirNet Communications Corporation (ANCC)

Date of Event
Requiring Statement:     12/06/99

                         SCP Private Equity Management, L.P.

Signature:               /s/ Samuel A. Plum
                         -----------------------------------------------
                         Samuel A. Plum, General Partner


Name:                    Samuel A. Plum

Address:                 435 Devon Park Drive, Bldg. 300
                         Wayne, PA 19087

Designated Filer:        SCP PRIVATE EQUITY PARTNERS, L.P.

Issuer and Ticker
Symbol:                  AirNet Communications Corporation (ANCC)

Date of Event
Requiring Statement:     12/06/99

Signature:               /s/ Samuel A. Plum
                         -----------------------------------------------
                         Samuel A. Plum


Name:                    Winston J. Churchill

Address:                 435 Devon Park Drive, Bldg. 300
                         Wayne, PA 19087

Designated Filer:        SCP PRIVATE EQUITY PARTNERS, L.P.

Issuer and Ticker
Symbol:                  AirNet Communications Corporation (ANCC)

Date of Event
Requiring Statement:     12/06/99

Signature:               /s/ Winston J. Churchill
                         -----------------------------------------------
                         Winston J. Churchill



Name:                    Safeguard Capital Management, Inc.

Address:                 c/o SCP Private Equity Partners, L.P.
                         435 Devon Park Drive, Bldg. 300
                         Wayne, PA 19087

Designated Filer:        SCP PRIVATE EQUITY PARTNERS, L.P.

Issuer and Ticker
Symbol:                  AirNet Communications Corporation (ANCC)

Date of Event
Requiring Statement:     12/06/99

                         SAFEGUARD CAPITAL MANAGEMENT, INC.

Signature:               /s/ Harry Wallaesa
                         -----------------------------------------------
                         Harry Wallaesa, President